Exhibit 5.1

King & Spalding LLP 601 South California Avenue Suite 100 Palo Alto, CA 94304 Tel: +1 650 422 6700 www.kslaw.com

March 16, 2022

PolarityTE, Inc.
1960 S. 4250 West
Salt Lake City, Utah, 84104

Ladies and Gentlemen:

We have acted as counsel to PolarityTE, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of (i) 3,000.000435 shares of Series A Convertible Preferred Stock, par value $0.001 per share with a stated value of $1,000 per share (the “Series A Preferred Stock”), (ii) 2,000.00029 shares of Series B Convertible Preferred Stock, par value $0.001 per share with a stated value of $1,000 per share (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”), (iii) warrants to purchase up to 16,393,445 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Investor Warrants”), (iv) warrants to purchase up to 819,672 shares of Common Stock (the “Placement Agent Warrants,” together with the Investor Warrants, the “Warrants”), (v) shares of Common Stock issuable from time to time upon conversion of the Preferred Stock (the “Conversion Shares”), and (vi) the shares of Common Stock issuable from time to time upon exercise of the Warrants (collectively, the “Warrant Shares,” and together with the Conversion Shares, the Preferred Stock, and the Warrants, the “Securities”). The Preferred Stock, Warrants and Conversion Shares were sold by the Company pursuant to a prospectus supplement dated as of March 16, 2022 (the “Prospectus Supplement”), and the accompanying base prospectus dated as of February 22, 2019 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-229584) (the “Registration Statement”). The Preferred Stock and Investor Warrants are being issued and sold by the Company pursuant to a securities purchase agreement (the “Purchase Agreement”), dated as of March 15, 2022, between the Company and the purchaser identified on the signature pages thereto. The Placement Agent Warrants are being issued to designees of H.C. Wainwright & Co., LLC (the “Placement Agent”) pursuant to an engagement agreement, dated March 5, 2022, between the Company and the Placement Agent (the “Engagement Agreement”).

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon certificates and representations of representatives of the Company and public officials.

PolarityTE, Inc.

March 16, 2022

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) upon filing of the Certificate of Designation of Series A Convertible Preferred Stock and Certificate of Designation of Series B Convertible Preferred Stock with the Delaware Secretary of State, and due issuance and delivery in exchange for payment therefor in accordance with the terms of the Purchase Agreement, the shares of Preferred Stock will be validly issued, fully paid and non-assessable, (ii) the Conversion Shares, when issued upon conversion of the Preferred Stock in accordance with the Certificate of Designation of Series A Convertible Preferred Stock and Certificate of Designation of Series B Convertible Preferred Stock to be filed with the Delaware Secretary of State in connection with the offering contemplated by the Prospectus Supplement and the Company’s Restated Certificate of Incorporation, and in the circumstances contemplated by the Purchase Agreement, will be validly issued, fully paid and non-assessable, (iii) the Warrants, when issued, executed and delivered in exchange for payment therefor in accordance with the terms of the Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity, (iv) the Placement Agent Warrants, when issued, executed and delivered in exchange for payment therefor in accordance with the terms of the Engagement Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity, and (v) the Warrant Shares and Placement Agent Warrant Shares, when issued upon exercise of the Warrants or Placement Agent Warrants for the consideration set forth therein and otherwise in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP